PARTICIPATION AGREEMENT

                                  BY AND AMONG

                           SUMMIT MUTUAL FUNDS, INC.,

                        SUMMIT INVESTMENT PARTNERS, INC.

                    THE UNION CENTRAL LIFE INSURANCE COMPANY,
                             ON BEHALF OF ITSELF AND
                             ITS SEPARATE ACCOUNTS,

                                       AND

                            AMERITAS INVESTMENT CORP.


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                               TABLE OF CONTENTS

Description                                                                     Page

Section 1         Available Funds ..............................................   2
         1.1      Availability .................................................   2
         1.2      Addition, Deletion or Modification of Funds ..................   2
         1.3      No Sales to the General Public ...............................   2

Section 2.        Processing Transactions ......................................   3
         2.1      Timely Pricing and Orders ....................................   3
         2.2      Timely Payments ..............................................   3
         2.3      Applicable Price .............................................   4
         2.4      Dividends and Distributions ..................................   4
         2.5      Book Entry ...................................................   5
         2.6      Excessive Trading ............................................   5
         2.7      NSCC - Obligations of SMFI or Its Agent ......................   6
         2.8      NSCC - Obligations of Life Company ...........................   7

Section 3.        Costs and Expenses ...........................................   9
         3.1      General ......................................................   9
         3.2      Parties To Cooperate .........................................   9

Section 4.        Legal Compliance .............................................   9
         4.1      Tax Laws .....................................................   9
         4.2      Insurance and Certain Other Laws .............................  11
         4.3      Securities Laws ..............................................  12
         4.4.     Anti-Money Laundering ........................................  13
         4.5      Privacy ......................................................  13
         4.6      Notice of Certain Proceedings and Other Circumstances ........  14
         4.7      LIFE COMPANY To Provide Documents; Information About SMFI ....  14
         4.8      SMFI To Provide Documents; Information About LIFE COMPANY ....  15

Section 5.        Mixed and Shared Funding .....................................  17
         5.1      General ......................................................  17
         5.2      Disinterested Directors ......................................  17
         5.3      Monitoring for Material Irreconcilable Conflicts .............  17
         5.4      Conflict Remedies ............................................  18
         5.5      Notice to LIFE COMPANY .......................................  19
         5.6      Information Requested by Board of Directors ..................  19
         5.7      Compliance with SEC Ru1es ....................................  20
         5.8      Other Requirements ...........................................  20

Section 6.        Termination ..................................................  20
         6.1      Events of Termination ........................................  20
         6.2      Notice Requirement for Termination ...........................  21
         6.3      Funds To Remain Available ....................................  21


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Description                                                                     Page

         6.4      Survival of Warranties and Indemnifications ..................  22
         6.5      Continuance of Agreement for Certain Purposes ................  22

Section 7.        Parties To Cooperate Respecting Termination ..................  22

Section 8.        Assignment ...................................................  22

Section 9.        Notices ......................................................  22

Section 10.       Voting Procedures ............................................  23

Section 11.       Foreign Tax Credits ..........................................  24

Section 12.       Indemnification ..............................................  24
           12.1    Of SMFI and Summit by LIFE COMPANY and UNDERWRITER ..........  24
           12.2    Of LIFE COMPANY and UNDERWRITER by SMFI and Summit ..........  26
           12.3    Effect of Notice ............................................  28
           12.4    Successors ..................................................  29

Section 13.       Applicable Law ...............................................  29

Section 14.       Execution in Counterparts ....................................  29

Section 15.       Severability .................................................  29

Section 16.       Rights Cumulative ............................................  29

Section 17.       Headings .....................................................  29

Section 18.       Confidentiality. .............................................  29

Section 19.       Trademarks and Fund Names ....................................  30

Section 20.       Parties to Cooperate .........................................  31

Section 21.       Force Majeure ................................................  31

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                             PARTICIPATION AGREEMENT

         THIS AGREEMENT, made and entered into as of July 1, 2006 ("Agreement"), by and among Summit Mutual Funds, Inc., a Maryland corporation ("SMFI"), Summit Investment Partners, Inc., an Ohio Corporation ("Summit"), The Union Central Life Insurance Company, an Ohio life insurance company ("LIFE COMPANY"), on behalf of itself and each of its segregated asset accounts listed in Schedule A hereto, as the parties hereto may amend from time to time (each, an "Account," and collectively, the ("Accounts"); and Ameritas Investment Corp., an affiliate of LIFE COMPANY and the principal underwriter of the individual variable Contracts ("UNDERWRITER") (collectively, the "Parties").

                                WITNESSETH THAT:

         WHEREAS, SMFI is registered with the Securities and Exchange Commission ("SEC") as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, SMFI currently consists of the Summit Pinnacle and Summit Apex Series of funds (together, the "Series"), each of which is registered under the Securities Act of 1933, as amended (the "1933 Act"), and shares of which ("Shares") are currently sold to one or more separate accounts of life insurance companies to fund benefits under individual variable annuity contracts, group variable annuity policies, and individual variable life insurance policies; and

         WHEREAS, SMFI will make Shares of the funds of each Series listed on Schedule A hereto (references herein to "SMFI" include references to each Series and/or fund, to the extent the context requires) available for purchase by the Accounts; and

         WHEREAS, LIFE COMPANY will be the issuer of certain variable annuity contracts and variable life insurance contracts ("Contracts") as set forth on Schedule A hereto, as the Parties hereto may amend from time to time, which Contracts (hereinafter collectively, the "Contracts"), unless such Contracts are exempt from registration hereunder, will be registered under the 1933 Act; and

         WHEREAS, LIFE COMPANY will fund the Contracts through the Accounts, each of which may be divided into two or more sub accounts ("Subaccounts"; references herein to an "Account" includes reference to each Subaccount thereof to the extent the context requires); and

         WHEREAS, LIFE COMPANY will serve as the depositor of the Accounts, each of which is registered as a unit investment trust investment company under the 1940 Act (or exempt therefrom), and the security interests deemed to be issued by the Accounts under the Contracts will be registered as securities under the 1933 Act (or exempt therefrom); and



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         WHEREAS, to the extent permitted by applicable insurance laws and regulations, LIFE COMPANY intends to purchase Shares in one or more of the Funds on behalf of the Accounts to fund the Contracts; and

         WHEREAS, UNDERWRITER is a broker-dealer registered with the SEC under the Securities Exchange Act of 1934 ("1934 Act") and a member in good standing of the National Association of Securities Dealers, Inc. ("NASD") and UNDERWRITER is authorized to sell such Shares to each Account at net asset value;

         WHEREAS, Summit is an investment adviser, registered with the SEC under the Investment Advisers Act of 1940;

         NOW, THEREFORE, in consideration of the mutual benefits and promises contained herein, the Parties hereto agree as follows:

                        Section 1. .......Available Funds

         1.1 .....Availability .

         SMFI will make Shares of each Fund available to LIFE COMPANY for purchase and redemption at net asset value and with no sales charges, subject to the terms and conditions of this Agreement. Shares of the Summit Apex Series may be offered only through group variable annuity Accounts, which are exempt from registration under the 1940 and 1933 Acts. The Board of Directors of SMFI may refuse to sell Shares of any Fund to any person, or suspend or terminate the offering of Shares of any Fund if such action is required by law or by regulatory authorities having jurisdiction or if, in the sole discretion of the Directors acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, such action is deemed in the best interests of the shareholders of such Fund.

         1.2 .....Addition, Deletion or Modification of Funds.

         The Parties hereto may agree, from time to time, to add other Funds to provide additional funding media for the Contracts, or to delete, combine, or modify existing Funds, by amending Schedule A hereto. Upon such amendment to Schedule A, any applicable reference to a Fund, SMFI, or its Shares herein shall include a reference to any such additional Fund. Schedule A, as amended from time to time, is incorporated herein by reference and is a part hereof.

         1.3 .....No Sales to the General Public.

         SMFI represents and warrants that no Shares of any Pinnacle Series Fund have been or will be sold directly to the general public, it being understood by the Parties that SMFI may sell shares of any Fund to any person eligible to invest in that Fund in accordance with applicable provisions of Section 817(h) of the Code and the regulations thereunder, and that if such provisions are not applicable, then SMFI may sell shares of any Fund to any person, including members of the general public.



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                   Section 2.........Processing Transactions

         The Parties agree that all trades, executions and settlements shall be made through the National Securities Clearing System ("NSCC") Fund/SERV system, in accordance with NSCC rules and requirements, unless said NSCC Fund/SERV system is unavailable. (See Sections 2.7 and 2.8 for NSCC obligations of the parties.) If the NSCC Fund/SERV system is unavailable for any reason, transactions shall be processed in accordance with the manual procedures below in Sections 2.1 through 2.5.

         2.1 .....Timely Pricing and Orders.

         (a)......SMFI or its designated agent will use its best efforts to provide LIFE COMPANY with the net asset value per Share for each Fund by 6:30 p.m. Eastern Standard Time on each Business Day. As used herein, "Business Day" shall mean any day on which (i) the New York Stock Exchange is open for regular trading (ii) SMFI calculates the Fund's net asset value, and (iii) LIFE COMPANY is open for business.

         (b) .....LIFE COMPANY will use the data provided by SMFI each Business
Day pursuant to paragraph (a) immediately above to calculate Account unit values and to process transactions that receive that same Business Day's Account unit values. LIFE COMPANY will perform such Account processing the same Business Day, and will place corresponding orders to purchase or redeem Shares with SMFI by 9:30 a.m. Eastern Standard Time the following Business Day; provided, however, that SMFI shall provide additional time to LIFE COMPANY in the event that SMFI is unable to meet the 6:30 p.m. time stated in paragraph (a) immediately above. Such additional time shall be equal to the additional time that SMFI takes to make the net asset values available to LIFE COMPANY.

         (c) .....With respect to payment of the purchase price by LIFE COMPANY and of redemption proceeds by SMFI, LIFE COMPANY and SMFI shall net purchase and redemption orders with respect to each Fund and shall transmit one net payment per Fund in accordance with Section 2.2, below.

         (d) .....If SMFI provides materially incorrect Share net asset value information (as determined under SEC guidelines), LIFE COMPANY shall be entitled to an adjustment to the number of Shares purchased or redeemed to reflect the correct net asset value per Share, and any reasonable out-of-pocket expenses incurred by the LIFE COMPANY in adjusting the Share net asset value. Any material error in the calculation or reporting of net asset value per Share, dividend or capital gain information shall be reported promptly upon discovery to LIFE COMPANY.

         2.2 .....Timely Payments.

         LIFE COMPANY will wire payment for net purchases to a custodial account designated by SMFI by 2:00 p.m. Eastern Standard Time on the same day as the order for Shares is placed, to the extent practicable. SMFI will wire payment for net redemptions to an account designated by LIFE COMPANY by 2:00 p.m. Eastern Standard Time on the same day as the Order is


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placed, to the extent practicable, but in any event within five (5) calendar days after the date the order is placed in order to enable LIFE COMPANY to pay redemption proceeds within the time specified in Section 22(e) of the 1940 Act or such shorter period of time as may be required by law.

         2.3 .....Applicable Price.

         (a) .....Share purchase payments and redemption orders that result from purchase payments, premium payments, surrenders and other transactions under Contracts (collectively, "Contract transactions") and that LIFE COMPANY receives prior to the close of regular trading on the New York Stock Exchange on a Business Day will be executed at the net asset values of the appropriate Funds next computed after receipt by SMFI or its designated agent of the orders. For purposes of this Section 2.3(a), LIFE COMPANY shall be the designated agent of SMFI for receipt of orders relating to Contract transactions on each Business Day and receipt by such designated agent shall constitute receipt by SMFI; provided that SMFI receives notice of such orders by 9:00 a.m. Eastern Standard Time on the next following Business Day or such later time as computed in accordance with Section 2.1 (b) hereof.

         (b) .....All other Share purchases and redemptions by LIFE COMPANY will be effected at the net asset values of the appropriate Funds next computed after receipt by SMFI or its designated agent of the order therefore, and such orders will be irrevocable.

         (c) .....Notwithstanding any provision of the Agreement to the contrary, the Parties agree that SMFI shall determine the applicable price for Share orders attributable to Contracts funded by unregistered Accounts in accordance with Section 2.3(a) hereof, provided that LIFE COMPANY represents and warrants that it is legally or contractually obligated to treat such orders in the same manner as orders attributable to Contracts funded by registered Accounts. Each Share order placed by LIFE COMPANY that is attributable, in whole or in part, to Contracts funded by an unregistered Account, shall be deemed to constitute such representation and warranty by LIFE COMPANY unless the order specifically states to the contrary. Otherwise, SMFI shall determine the applicable price for Share orders attributable to Contracts funded by unregistered Accounts in accordance with Section 2.3(b ) hereof. As used herein, an Account is registered if it is registered under the 1940 Act.

         2.4......Dividends and Distributions.

         SMFI will furnish notice by wire or telephone (followed by written confirmation) on or prior to the payment date to LIFE COMPANY of any income dividends or capital gain distributions payable on the Shares of any Fund. LIFE COMPANY hereby elects to reinvest all dividends and capital gains distributions in additional Shares of the corresponding Fund at the ex-dividend date net asset values until LIFE COMPANY otherwise notifies SMFI in writing, it being agreed by the Parties that the ex-dividend date and the payment date with respect to any dividend or distribution will be the same Business Day. LIFE COMPANY reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash.

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         2.5 .....Book Entry.

         Issuance and transfer of SMFI Shares will be by book entry only. Stock certificates will not be issued to LIFE COMPANY. Shares ordered from SMFI will be recorded in an appropriate title for LIFE COMPANY, on behalf of its Account.

         2.6 .....Excessive Trading.

         (a) The Parties acknowledge and agree that excessive trading can disrupt management of the Fund and raise its expenses. In particular, the Funds may have difficulty implementing their long-term investment strategies if they are forced to maintain a higher level of their assets in cash to accommodate significant short-term trading activity resulting from market timing. A Fund may bear increased administrative costs due to asset level and investment volatility that accompanies patterns of short-term trading activity. SMFI has adopted policies to discourage excessive trading of the Funds' shares. SMFI defines "excessive trading" in the Fund prospectus.

         (b) LIFE COMPANY represents and warrants that the Contracts to be funded by investments of the Accounts in one or more of the Funds contain provisions permitting LIFE COMPANY to restrict excessive or potentially abusive transfers in at least one of the following ways:

     o Limitations on the ability to have exchanges effected other than by mail in the event of excessive or abusive transfers;

     o Limitations on transfers into any investment option within 60 days of having transferred out of it (other than in connection with an automatic transfer program);

     o Limitations on any transfers among sub-accounts within 60 days of prior transfer (other than in connection with an automatic transfer program); or

     o Limitations on any transfers on a day when net transfers into or out of a sub-account would have the effect of increasing or reducing the assets of the Fund by more than 1% without the express permission of the adviser to that Fund.

         LIFE COMPANY also represents and warrants that the Contract prospectuses contain language describing its policies regarding excessive trading.

         (d) SMFI will monitor daily trading activities of each Fund for excessive trading or potentially abusive exchanges. LIFE COMPANY agrees that it will use reasonable efforts to implement the market timing policies set forth in each Contract's prospectus and the market timing policies set forth in each Fund's prospectus. Notwithstanding the foregoing, SMFI acknowledges and agrees that LIFE COMPANY may not be able to detect every instance of market timing and may not be able to eliminate market timing in the Funds, but Life COMPANY agrees to notify SMFI of each instance that it does detect such market timing.

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         (e) SMFI will notify LIFE COMPANY if it detects such trading or exchanges from LIFE COMPANY'S Accounts. Upon notification from SMFI, LIFE COMPANY will use its best efforts to exercise its rights under the Contracts to impose limitations in a way that stops excessive or potentially abusive exchanges by one or a group of investors consistent with the Contracts' market timing policies and procedures as reflected in the Contracts' prospectuses.

         2.7      NSCC - Obligations of SMFI or Its Agent.

         (a) Transactions Subject to NETWORKING
         For each Shareholder account opened or maintained pursuant to NETWORKING ("NETWORKING Accounts"), SMFI shall accept, and effect changes in its records upon receipt of, instructions, communications and actions from LIFE COMPANY electronically through NETWORKING without supporting documentation from the Shareholder. SMFI shall be responsible for processing any such instructions, communications or actions from LIFE COMPANY and for executing LIFE COMPANY's instructions in a timely manner.

         (b) Performance of Duties
         SMFI (or its designated agent) shall perform any and all duties, functions, procedures and responsibilities assigned to it pursuant to each Matrix Level and as otherwise established by the NSCC from time to time. SMFI shall maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the terms of this Agreement. SMFI shall conduct each of the foregoing activities in a businesslike and competent manner and in compliance with (a) all applicable laws, rules and regulations, including NSCC rules and procedures relating to NETWORKING; (b) the then-current prospectuses and statements of additional information of the Funds; and (c) any provision relating to NETWORKING in any agreement between LIFE COMPANY and the UNDERWRITER that would affect SMFI's duties and obligations pursuant to this Agreement.

         (c) Accuracy of Information; Transmissions Through and Access to NETWORKING
         Any information provided by SMFI to LIFE COMPANY through NETWORKING and pursuant to this Agreement shall be accurate, complete and, if through NETWORKING, in the format prescribed by the NSCC. SMFI shall adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through NETWORKING and to limit the access to, and the inputting of data into, NETWORKING to persons specifically authorized by SMFI.

         (d) Tax Statements
SMFI shall provide to LIFE COMPANY in a timely manner the information regarding the Funds to be included in Shareholder tax statements for the period during which each NETWORKING Account was maintained under Matrix Level 3 at any time during a taxable year.

         (e) Notice of Prospectus and Statement of Additional Information Revisions
SMFI shall provide LIFE COMPANY with reasonable notice of any revisions to the Funds' prospectuses and statements of additional information that SMFI reasonably believes would affect LIFE COMPANY's performance of it duties and obligations pursuant to NETWORKING or this Agreement.

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         2.8      NSCC - Obligations of Life Company or Its Correspondent.

         (a) Performance of Duties
         LIFE COMPANY shall perform any and all duties, functions, procedures and responsibilities assigned to it pursuant to each Matrix Level and as otherwise established by the NSCC from time to time. LIFE COMPANY, or LIFE COMPANY's Correspondents on behalf of LIFE COMPANY, shall maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the terms of this Agreement. LIFE COMPANY shall conduct each of the foregoing activities in a businesslike and competent manner and in compliance with (a) all applicable laws, rules and regulations, including NSCC rules and procedures relating to NETWORKING, and, if LIFE COMPANY is a member of the National Association of Securities Dealers, Inc. ("NASD"), the NASD Rules of Fair Practice; (b) the then-current prospectuses and statements of additional information of the Funds; and (c) any provision relating to NETWORKING in any agreement between LIFE COMPANY and the UNDERWRITER that would affect LIFE COMPANY's duties and obligations pursuant to this Agreement.

         (b) Accuracy of Information; Transmissions Through and Access to NETWORKING
         Any information provided by LIFE COMPANY to SMFI through NETWORKING and pursuant to this Agreement shall be accurate, complete and, if through NETWORKING, in the format prescribed by the NSCC. All instructions, communications and actions by LIFE COMPANY regarding each NETWORKING Account shall be true and correct and will have been duly authorized by the Shareholder. LIFE COMPANY shall adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through NETWORKING and to limit the access to, and the inputting of data into, NETWORKING to persons specifically authorized by LIFE COMPANY.

         (c) Information Relating to NETWORKING Accounts
         For each NETWORKING Account, LIFE COMPANY, or LIFE COMPANY's Correspondents on behalf of LIFE COMPANY, shall provide the Funds and SMFI with all information necessary or appropriate to establish and maintain each NETWORKING Account (and any subsequent changes to such information) which LIFE COMPANY hereby certifies, to the best of the knowledge of LIFE COMPANY or LIFE COMPANY's Correspondents, is and shall remain true and correct. LIFE COMPANY, or LIFE COMPANY's Correspondents on behalf of LIFE COMPANY, shall comply in all respects with any and all applicable obligations relating to withholding pursuant to the Internal Revenue Code of 1986, as amended (the "Code") and shall promptly advise the Funds or SMFI of any matter that may affect the responsibilities of the Funds or SMFI to Shareholders pursuant to the Code. LIFE COMPANY, or LIFE COMPANY's Correspondents on behalf of LIFE COMPANY, shall maintain adequate documentation to verify the relevant information regarding each NETWORKING Account.

         (d) Shareholder Instructions Regarding NETWORKING Accounts
         Unless otherwise prohibited by law, upon receipt of appropriate instructions from a Shareholder (including instructions from LIFE COMPANY's Correspondents, the Funds or SMFI that were received from the Shareholder), LIFE COMPANY shall promptly execute the Shareholder's instructions to terminate the maintenance of the Shareholder's account through

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NETWORKING or to effect changes regarding the Matrix Levels utilized by the
Shareholder in accordance with the Shareholder's instructions; provided, however, that LIFE COMPANY shall be required to terminate the maintenance of a Shareholder's account through NETWORKING only if the Shareholder has paid for all shares of the Funds in its NETWORKING Account ("Fund Shares") and the Shareholder does not have any obligation, arising out of a margin account or otherwise, to LIFE COMPANY with respect to the Fund Shares.

         (e) LIFE COMPANY's Financial Condition
         Each Firm that is not a member of the NASD shall deliver to SMFI such financial statements as SMFI reasonably requests concerning LIFE COMPANY's financial condition; such statements shall fairly represent LIFE COMPANY's financial condition as of the date thereof. The transmission by any such Firm of any instruction, communication or action through NETWORKING shall constitute a representation that there has been no material adverse change in LIFE COMPANY's financial condition that would affect LIFE COMPANY's ability to perform its duties and obligations pursuant to NETWORKING or the Agreement. Any such material adverse change in LIFE COMPANY's financial condition shall be promptly disclosed in writing to SMFI.

         (f) Shareholder Report and Other Document; Solicitation of Proxies
         LIFE COMPANY shall timely deliver to each Shareholder all reports and other documents provided to it by the Fund or SMFI as is required by applicable law and the applicable Matrix Level, provided that LIFE COMPANY has timely received sufficient copies of such report and/or documents. Subject to receipt by SMFI of such supporting documentation as it may reasonably request, SMFI or its agent shall reimburse LIFE COMPANY for all reasonable out-of-pocket expenses incurred by LIFE COMPANY in mailing all such reports and/or documents. SMFI and LIFE COMPANY shall cooperate with each other in the solicitation of proxies on behalf of the Funds. For each NETWORKING Account maintained under Matrix Level 3 on a Fund's record date, LIFE COMPANY shall permit each Shareholder, upon the Shareholder's request, to directly vote such Shareholder's Fund Shares in connection with any solicitation of proxies on behalf of the Funds.

         (g) Tax Statements
         All information that is timely received by LIFE COMPANY from the Funds or SMFI for inclusion in Shareholder tax statements relating to the period during which a NETWORKING Account was maintained under Matrix Level 3 in a taxable year shall be reported to Shareholders accurately, completely and in a timely manner.

         (h) Cash Dividends
         For each NETWORKING Account maintained under a Matrix Level in which cash dividends are received by LIFE COMPANY from the Funds or SMFI for payment to Shareholders, LIFE COMPANY shall be solely responsible for ensuring that all cash dividends received by LIFE COMPANY are paid to Shareholders in a timely manner. As among the Funds, SMFI and LIFE COMPANY, LIFE COMPANY shall be solely responsible for any liabilities arising from such cash dividend payment reported by Shareholders as lost, stolen, materially altered, or forged.

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                          Section 3. Costs and Expenses

         3.1      General.

         Except as otherwise specifically provided in Schedule B, attached hereto and made a part hereof, each Party will bear, or arrange for another to bear, all expenses incident to its performance under this Agreement.

         3.2      Parties To Cooperate.

         Each party agrees to cooperate with the others, as applicable, in arranging to print, mail and/or deliver, in a timely manner, combined or coordinated prospectuses or other materials of SMFI and the Accounts.

                           Section 4. Legal Compliance

         4.1      Tax Laws.

     (a) SMFI represents and warrants that each Fund is currently qualified as a regulated investment company ("RIC") under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), and represents that it will use its best efforts to qualify and to maintain qualification of each Fund as a RIC. SMFI will notify LIFE COMPANY immediately upon having a reasonable basis for believing that a Fund has ceased to so qualify or that it might not so qualify in the future.

     (b) SMFI represents that it will use its best efforts to comply and to maintain each Fund's compliance with the diversification requirements set forth in Section 817(h) of the Code and Section 1.817-5(b) of the regulations under the Code. SMFI will notify LIFE COMPANY immediately upon having a reasonable basis for believing that a Fund has ceased to so comply or that a Fund might not so comply in the future. In the event of a breach of this Section 4.1 (b ) by SMFI, it will take all reasonable steps to adequately diversify the Fund so as to achieve compliance within the grace period afforded by Section 1.817-5 of the regulations under the Code. The representations and warranties of this Section
4.1 (b ) shall not apply with respect to any Fund whose beneficial interests are held solely by owners of "pension plan contracts" within the meaning of Section 818(a) of the Code and other persons whose federal income tax treatment is not dependent on the Fund's compliance with the requirements of Section 817(h) of the Code.

     (c) Notwithstanding any other provision herein to the contrary, LIFE COMPANY agrees that if the Internal Revenue Service ("IRS") asserts in writing in connection with any governmental audit or review of LIFE COMPANY or, to LIFE COMPANY's knowledge, of any Participant, that any Fund has failed to comply with the diversification requirements of Section 817(h) of the Code or LIFE COMPANY otherwise becomes aware of any facts that could give rise to any claim against SMFI or its affiliates as a result of such a failure or alleged failure:

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     (i)  LIFE COMPANY shall promptly notify SMFI of such assertion or potential claim (subject to the Confidentiality provisions of Section 18 as to any Participant);

     (ii) LIFE COMPANY shall consult with SMFI as to how to minimize any liability that may arise as a result of such failure or alleged failure; (iii) LIFE COMPANY shall use its best efforts to minimize any liability of SMFI or its affiliates resulting from such failure, including, without limitation, demonstrating, pursuant to Treasury Regulations Section 1.817-5(a)(2), to the Commissioner of the IRS that such failure was inadvertent;

     (iv) LIFE COMPANY shall permit SMFI, its affiliates and their legal and accounting advisors to participate in any conferences, settlement discussions or other administrative or judicial proceeding or contests (including judicial appeals thereof) with the IRS, any Participant or any other claimant regarding any claims that could give rise to liability to SMFI or its affiliates as a result of such a failure or alleged failure; provided, however, that LIFE COMPANY will retain control of the conduct of such conferences discussions, proceedings, contests or appeals;

     (v) any written materials to be submitted by LIFE COMPANY to the IRS, any Participant or any other claimant in connection with any of the foregoing proceedings or contests (including, without limitation, any such materials to be submitted to the IRS pursuant to Treasury Regulations Section 1.817-5(a)(2), (a) shall be provided by LIFE COMPANY to SMFI (together with any supporting information or analysis), subject to the confidentiality provisions of Section 18, at least ten (10) business days or such shorter period to which the Parties hereto agree prior to the day on which such proposed materials are to be submitted, and (b) shall not be submitted by LIFE COMPANY to any such person without the express written consent of SMFI which shall not be unreasonably withheld;

     (vi) LIFE COMPANY shall provide SMFI or its affiliates and their accounting and legal advisors with such cooperation as SMFI shall reasonably request (including, without limitation, by permitting SMFI and its accounting and legal advisors to review the relevant books and records of LIFE COMPANY) in order to facilitate review by SMFI or its advisors of any written submissions provided to it pursuant to the preceding clause or its assessment of the validity or amount of any claim against its arising from such a failure or alleged failure;

     (vii) LIFE COMPANY shall not with respect to any claim of the IRS or any Participant that would give rise to a claim against SMFI or its affiliates (a) compromise or settle any claim, (b) accept any adjustment on audit, or (c) forego any allowable administrative or judicial appeals, without the express written consent of SMFI or its affiliates, which shall not be unreasonably withheld, provided that LIFE COMPANY shall not be required, after exhausting all administrative penalties, to appeal any adverse judicial decision unless SMFI or its affiliates shall have provided an opinion of independent counsel to the effect that a reasonable basis exists for taking such appeal; and provided further that the costs of any such appeal shall be borne equally by the Parties hereto; and

     (viii) SMFI and its affiliates shall have no liability as a result of such failure or alleged failure if LIFE COMPANY fails to comply with any of the foregoing clauses (i) through (vii), and such failure could be shown to have materially contributed to the liability.

         Should SMFI or any of its affiliates refuse to give its written consent to any compromise or settlement of any claim or liability hereunder, LIFE COMPANY may, in its discretion, authorize SMFI or its affiliates to act in the name of LIFE COMPANY in, and to control the conduct of, such conferences, discussions, proceedings, contests or appeals and all administrative or judicial appeals thereof, and in that event SMFI or its affiliates shall bear the fees and expenses associated with the conduct of the proceedings that it is so authorized to control; provided, that in no event shall LIFE COMPANY have any liability resulting from SMFI's refusal to accept the proposed settlement or compromise with respect to any failure caused by SMFI. As used in this Agreement, the term "affiliates" shall have the same meaning as "affiliated person" as defined in Section 2(a)(3) of the 1940 Act.

         (d) LIFE COMPANY represents and warrants that the Contracts currently are and will be treated as annuity contracts or life insurance contracts under applicable provisions of the Code and that it will use its best efforts to maintain such treatment; LIFE COMPANY will notify SMFI immediately upon having a reasonable basis for believing that any of the Contracts have ceased to be so treated or that they might not be so treated in the future.

         (e) LIFE COMPANY represents and warrants that each Account is a "segregated asset account" and that interests in each Account are offered exclusively through the purchase of or transfer into a "variable contract" within the meaning of such terms under Section 817 of the Code and the regulations thereunder. LIFE COMPANY will use its best efforts to continue to meet such definitional requirements, and it will notify SMFI immediately upon having a reasonable basis for believing that such requirements have ceased to be met or that they might not be met in the future.

         4.2      Insurance and Certain Other Laws.

         (a) SMFI will use its best efforts to comply with any applicable state insurance laws or regulations, to the extent specifically requested in writing by LIFE COMPANY , including, the furnishing of information not otherwise available to LIFE COMPANY which is required by state insurance law to enable LIFE COMPANY to obtain the authority needed to issue the Contracts in any applicable state.

         (b ) LIFE COMPANY represents and warrants that (i) it is an insurance company duly organized, validly existing and in good standing under the laws of the State of Ohio and has full corporate power, authority and legal right to execute, deliver and perform its duties and comply with its obligations under this Agreement, (ii) it has legally and validly established and maintains each Account as a segregated asset account under Ohio Insurance Law and the regulations thereunder, and (iii) the Contracts comply in all material respects with all other applicable federal and state laws and regulations.

         (c) SMFI represents and warrants that it is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland and has full power, authority, and legal right to execute, deliver, and perform its duties and comply with its obligations under this Agreement.

         4.3      Securities Laws.

         (a) LIFE COMPANY represents and warrants that (i) interests in each Account pursuant to the Contracts will be registered under the 1933 Act, to the extent required by the 1933 Act, (ii) the Contracts will be duly authorized for issuance and sold in compliance with all applicable federal and state laws, including, without limitation, the 1933 Act, the 1934 Act, the 1940 Act and Ohio law, (iii) each Account is and will remain registered under the 1940 Act, to the extent required by the 1940 Act, (iv) each Account does and will comply in all material respects with the requirements of the 1940 Act and the rules thereunder, to the extent required, (v) each Account's 1933 Act registration statement relating to the Contracts, together with any amendments thereto, will at all times comply in all material respects with the requirements of the 1933 Act and the rules thereunder, (vi) LIFE COMPANY will amend the registration statement for its Contracts under the 1933 Act and for its Accounts under the 1940 Act from time to time as required in order to effect the continuous offering of its Contracts or as may otherwise be required by applicable law, and
(vii) each Account's prospectus, statement of additional information, private placement memoranda and other documents pursuant to which Contracts are offered, and any amendments or supplements thereto (collectively, the "Account Prospectus"), will at all times comply in all material respects with all applicable requirements of the 1933 Act and the rules thereunder.

         (b) SMFI represents and warrants that (i) Shares sold pursuant to this Agreement will be registered under the 1933 Act and all applicable federal and state securities laws and duly authorized for issuance and sold in compliance with Maryland law, (ii) SMFI is and will remain registered under the 1940 Act to the extent required by the 1940 Act, (iii) SMFI will amend the registration statement for its Shares under the 1933 Act and itself under the 1940 Act from time to time as required in order to effect the continuous offering of its Shares, (iv) SMFI does and will comply in all material respects with the requirements of the 1940 Act and the rules thereunder, (v) SMFI's 1933 Act registration statement, together with any amendments thereto, will at all times comply in all material respects with the requirements of the 1933 Act and rules thereunder, and (vi) SMFI's prospectus, statement of additional information and any amendments or supplements thereto (collectively, the "SMFI Prospectus" will at all times comply in all material respects with all applicable requirements of the 1933 Act and the rules thereunder.

         (c) SMFI will at its expense register and qualify its Shares for sale in accordance with the laws of any state or other jurisdiction if and to the extent reasonably deemed advisable by SMFI.

         (d) To the extent that SMFI decides to finance distribution expenses pursuant to Rule 12b-1, SMFI undertakes to have its Board of Directors, a majority of whom are not "interested" persons of the Fund, formulate and approve any plan under Rule 12b-1 to finance distribution expenses.

         (e) SMFI represents and warrants that all of its directors, officers, employees, investment advisers, and other individuals/entities having access to the funds and/or securities of the Fund are and continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Fund in an amount not less than the minimal coverage as required currently by Rule 17 g-(l) of the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid bond includes coverage for larceny and embezzlement and is issued by a reputable bonding company.

         4.4      Anti-Money Laundering Procedures.

         All parties to this Agreement hereby agree to comply with all applicable laws and regulations intended to prevent, detect, and report money laundering and suspicious transactions and will take all necessary and appropriate steps, consistent with applicable regulations and generally accepted industry practices, to (1) obtain, verify, and retain information with regard to investor and/or account owner identification and source of funds, and (2) to maintain records of all account transactions.

         Each party to this Agreement also agrees (to the extent consistent with applicable law) to take all steps necessary and appropriate to provide requested information about investors and/or accounts to any other party to this Agreement that shall request such information due to an inquiry or investigation by any law enforcement, regulatory or administrative authority. To the extent permitted by applicable law and/or regulation, each party to this Agreement shall notify all other parties to this Agreement of any concerns that shall arise in connection with any investor or account holder in the context of relevant anti-money laundering legislation/regulations. Each party to this Agreement shall hold harmless all other parties to this Agreement for any actions that may arise from the other parties' good faith attempts to comply with all applicable laws, rules and/or regulations of governmental agencies, law enforcement organizations and/or Self Regulatory Organizations.

4.5      Privacy.

         Each party agrees that all Nonpublic Personal Information obtained in the performance of duties and obligations under the Agreement shall be held in the strictest confidence and will not be used for any other purpose except to perform duties under the Agreement. Such information shall not be disclosed to any third party without the express written consent of the affected individual or as may be required by law. Each party will establish procedures to protect the security and confidentiality of such information. Nonpublic Personal Information shall mean any information about an individual, including financial and health information, that is not publicly available.

         4.6      Notice of Certain Proceedings and Other Circumstances.

         (a) SMFI will immediately notify LIFE COMPANY of (i) the issuance by any court or regulatory body of any stop order, cease and desist order, or other similar order with respect to SMFl's registration statement under the 1933 Act or SMFI Prospectus, (ii) any request by the SEC for any amendment to such registration statement or SMFI Prospectus that may affect the offering of Shares of SMFI, (iii) the initiation of any proceedings for that purpose or for any other purpose relating to the registration or offering of SMFI's Shares, or (iv) any other action or circumstances that may prevent the lawful offer or sale of Shares of any Fund in any state or jurisdiction, including, without limitation, any circumstances in which (a) such Shares are not registered and, in all material respects, issued and sold in accordance with applicable state and federal law, or (b ) such law precludes the use of such Shares as an underlying investment medium of the Contracts issued or to be issued by LIFE COMPANY. SMFI will make every reasonable effort to prevent the issuance, with respect to any Fund, of any such stop order, cease and desist order or similar order and, if any such order is issued, to obtain the lifting thereof at the earliest possible time.

         (b ) LIFE COMPANY will immediately notify SMFI of (i) the issuance by any court or regulatory body of any stop order, cease and desist order, or other similar order with respect to each Account's registration statement, if any, under the 1933 Act relating to the Contracts or each Account Prospectus, (ii) any request by the SEC for any amendment to such registration statement or Account Prospectus that may affect the offering of Shares of SMFI, (iii) the initiation of any proceedings for that purpose or for any other purpose relating to the registration or offering of each Account's interests pursuant to the Contracts, or (iv) any other action or circumstances that may prevent the lawful offer or sale of said interests in any state or jurisdiction, including, without limitation, any circumstances in which said interests are not registered and, in all material respects, issued and sold in accordance with applicable state and federal law. LIFE COMPANY will make every reasonable effort to prevent the issuance of any such stop order, cease and desist order or similar order and, if any such order is issued, to obtain the lifting thereof at the earliest possible time.

         4.7      LIFE COMPANY To Provide Documents: Information About SMFI.

         (a) LIFE COMPANY will provide to SMFI or its designated agent at least one (1) complete copy of all SEC registration statements, Account Prospectuses, disclosure documents, reports, any preliminary and final voting instruction solicitation material, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to each Account or the Contracts, contemporaneously with the filing of such document with the SEC, if required to be filed, or other regulatory authorities.

         (b) LIFE COMPANY will provide to SMFI or its designated agent at least one (1) complete copy of each piece of sales literature or other promotional material in which SMFI or any of its affiliates is named, at least five (5) Business Days prior to its use or such shorter period as the Parties hereto may, from time to time, agree upon. No such material shall be used if SMFI or its designated agent objects to such use within five (5) Business Days after receipt of such material or such shorter period as the Parties hereto may, from time to time, agree upon. SMFI hereby designates Summit Investment Partners, Inc. as the entity to receive such sales literature, until such time as SMFI appoints another designated agent by giving notice to LIFE COMPANY in the manner required by Section 9 hereof.

         (c) Neither LIFE COMPANY nor any of its affiliates, will give any information or make any representations or statements on behalf of or concerning SMFI or its affiliates in connection with the sale of the Contracts other than
(i) the information or representations contained in the registration statement, including the SMFI Prospectus contained therein or disclosure documents, relating to Shares, as such registration statement and SMFI Prospectus may be amended from time to time; or (ii) in reports or proxy materials for SMFI; or
(iii) in published reports for SMFI that are in the public domain and approved by SMFI for distribution; or (iv) in sales literature or other promotional material approved by SMFI, except with the express written permission of SMFI.

         (d) LIFE COMPANY shall adopt and implement procedures reasonably designed to ensure that information concerning SMFI and its affiliates that is intended for use only by brokers or agents selling the Contracts (i.e., information that is not intended for distribution to Participants) ("broker only materials") is so used, and neither SMFI nor any of its affiliates shall be liable for any losses, damages or expenses relating to the improper use of such broker only materials.

         (e) For the purposes of this Section 4.5, the phrase "sales literature or other promotional material" includes, but is not limited to, advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media, (e.g., on-line networks such as the Internet or other electronic messages), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters., seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, registration statements, prospectuses, statements of additional information, shareholder reports, and proxy materials and any other material constituting sales literature or advertising under the NASD rules, the 1933 Act or the 1940 Act.

         4.8      SMFI To Provide Documents: Information About LIFE COMPANY.

         (a) SMFl will provide to LIFE COMPANY at least one (1) complete copy of all SEC registration statements, SMFI Prospectuses, reports, any preliminary and final proxy material, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to SMFI or the Shares of a Fund, contemporaneously with the filing of such document with the SEC or other regulatory authorities.

         (b) SMFI will provide to LIFE COMPANY camera ready copy of all SMFI prospectuses and printed copies, in an amount specified by LIFE COMPANY , of SMFI statements of additional information, proxy materials, periodic reports to shareholders and other materials required by law to be sent to Participants who have allocated any Contract value to a

Fund. SMFI will provide such copies to LIFE COMPANY in a timely manner so as to enable LIFE COMPANY, as the case may be, to print and distribute such materials within the time required by law to be furnished to Participants. The form of the prospectus and statement of additional information provided by SMFI to the LIFE COMPANY shall be the final form of prospectus and statement of additional information as filed with the Securities and Exchange Commission. The prospectus shall include only those Funds identified in Schedule A.

         (c) SMFI will provide to LIFE COMPANY or its designated agent at least one (1) complete copy of each piece of sales literature or other promotional material in which LIFE COMPANY, or any of its respective affiliates is named, or that refers to the Contracts, at least five (5) Business Days prior to its use or such shorter period as the Parties hereto may, from time to time, agree upon. No such material shall be used if LIFE COMPANY or its designated agent objects to such use within five (5) Business Days after receipt of such material or such shorter period as the Parties hereto may, from time to time, agree upon. LIFE COMPANY shall receive all such sales literature until such time as it appoints a designated agent by giving notice to SMFI in the manner required by Section 9 hereof.

         (d) Neither SMFI nor any of its affiliates will give any information or make any representations or statements on behalf of or concerning LIFE COMPANY, each Account, or the Contracts other than (i) the information or representations contained in the registration statement, including each Account Prospectus contained therein and disclosure documents, relating to the Contracts, as such registration statement and Account Prospectus may be amended from time to time; or (ii) in published reports for the Account or the Contracts that are in the public domain and approved by LIFE COMPANY for distribution; or (iii) in sales literature or other promotional material approved by LIFE COMPANY or its affiliates, except with the express written permission of LIFE COMPANY.

         (e) SMFI shall cause its principal underwriter to adopt and implement procedures reasonably designed to ensure that information concerning LIFE COMPANY, and its respective affiliates that is intended for use only by brokers or agents selling the Contracts (i. e., information that is not intended for distribution to Participants) ("broker only materials") is so used, and neither LIFE COMPANY , nor any of its respective affiliates shall be liable for any losses, damages or expenses relating to the improper use of such broker only materials.

         (f) For purposes of this Section 4.6, the phrase "sales literature or other promotional material" includes, but is not limited to, advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media, (e.g., on-line networks such as the Internet or other electronic messages), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, registration statements, prospectuses, statements of additional information, shareholder reports, and proxy materials and any other material constituting sales literature or advertising under the NASD rules, the 1933 Act or the 1940 Act.

                      Section 5. Mixed and Shared Funding.

         5.1      General.

         SMFI has filed an application with the SEC to exempt it from certain provisions of the 1940 Act and rules thereunder so that SMFI may be available for investment by certain other entities, including, without limitation, separate accounts funding variable annuity contracts or variable life insurance contracts, separate accounts of insurance companies unaffiliated with LIFE COMPANY, and trustees of qualified pension and retirement plans (collectively, "Mixed and Shared Funding"). The Parties recognize that the SEC has imposed terms and conditions for such orders that are substantially identical to many of the provisions of this Section 5. Sections 5.2 through 5.8 below shall apply pursuant to such an exemptive order granted to SMFI. SMFI hereby notifies LIFE COMPANY that it may be appropriate to include in the prospectus pursuant to which a Contract is offered disclosure regarding the potential risks of Mixed and Shared Funding.

         5.2      Disinterested Directors.

         SMFI agrees that its Board of Directors shall at all times consist of directors a majority of whom (the "Disinterested Directors") are not interested persons of SMFI within the meaning of Section 2(a)(19) of the 1940 Act and the rules thereunder and as modified by any applicable orders of the SEC, except that if this condition is not met by reason of the death, disqualification, or bona fide resignation of any director, then the operation of this condition shall be suspended (a) for a period of forty-five (45) days if the vacancy or vacancies may be filled by the Board; (b) for a period of sixty (60) days if a vote of shareholders is required to fill the vacancy or vacancies; or (c) for such longer period as the SEC may prescribe by order upon application.

         5.3      Monitoring for Material Irreconcilable Conflicts.

         SMFI agrees that its Board of Directors will monitor for the existence of any material irreconcilable conflict between the interests of the Participants in all separate accounts of life insurance companies utilizing SMFI ("Participating Insurance Companies"), including each Account, and participants in all qualified retirement and pension plans investing in SMFI ("Participating Plans"). LIFE COMPANY agrees to inform the Board of Directors of SMFI of the existence of or any potential for any such material irreconcilable conflict of which it is aware. The concept of a "material irreconcilable conflict" is not defined by the 1940 Act or the rules thereunder, but the Parties recognize that such a conflict may arise for a variety of reasons, including, without limitation:

         (a) an action by any state insurance or other regulatory authority;

         (b) a change in applicable federal or state insurance, tax or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax or securities regulatory authorities;

         (c) an administrative or judicial decision in any relevant proceeding;

         (d) the manner in which the investments of any Fund are being managed;

         (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract Participants or by Participants of different Participating Insurance Companies;

         (f) a decision by a Participating Insurance Company to disregard the voting instructions of Participants; or

         (g) a decision by a Participating Plan to disregard the voting instructions of Plan participants.

         Consistent with the SEC's requirements in connection with exemptive orders of the type referred to in Section 5.1 hereof, LIFE COMPANY will assist the Board of Directors in carrying out its responsibilities by providing the Board of Directors with all information reasonably necessary for the Board of Directors to consider any issue raised, including information as to a decision by LIFE COMPANY to disregard voting instructions of Participants. LIFE COMPANY's responsibilities in connection with the foregoing shall be carried out with a view only to the interests of Participants.

         5.4      Conflict Remedies.

         (a) It is agreed that if it is determined by a majority of the members of the Board of Directors or a majority of the Disinterested Directors that a material irreconcilable conflict exists, LIFE COMPANY will, if it is a Participating Insurance Company for which a material irreconcilable conflict is relevant, at its own expense and to the extent reasonably practicable (as determined by a majority of the Disinterested Directors), take whatever steps are necessary to remedy or eliminate the material irreconcilable conflict, which steps may include, but are not limited to:

          (i) withdrawing the assets allocable to some or all of the Accounts from SMFI or any Fund and reinvesting such assets in a different investment medium, including another Fund of SMFI, or submitting the question whether such segregation should be implemented to a vote of all affected Participants and, as appropriate, segregating the assets of any particular group (e.g., annuity Participants, life insurance Participants or all Participants) that votes in favor of such segregation, or offering to the affected Participants the option of making such a change; and

          (ii) establishing a new registered investment company of the type defined as a "management company" in Section 4(3) of the 1940 Act or a new separate account that is operated as a management company.

         (b) If the material irreconcilable conflict arises because of LIFE COMPANY's decision to disregard Participant voting instructions and that decision represents a minority position or would preclude a majority vote, LIFE COMPANY may be required, at SMFI's election, to withdraw each Account's investment in SMFI or any Fund. No charge or penalty will be imposed as a result of such withdrawal. Any such withdrawal must take place within six (6) months after SMFI gives notice to LIFE COMPANY that this provision is being implemented, and until such withdrawal SMFI shall continue to accept and implement orders by LIFE COMPANY for the purchase and redemption of Shares of SMFI.

         (c) If a material irreconcilable conflict arises because a particular state insurance regulator's decision applicable to LIFE COMPANY conflicts with the majority of other state regulators, then LIFE COMPANY will withdraw each Account's investment in SMFI within six (6) months after SMFI's Board of Directors informs LIFE COMPANY that it has determined that such decision has created a material irreconcilable conflict, and until such withdrawal SMFI shall continue to accept and implement orders by LIFE COMPANY for the purchase and redemption of Shares of SMFI. No charge or penalty will be imposed as a result of such withdrawal.

         (d) LIFE COMPANY agrees that any remedial action taken by it in resolving any material irreconcilable conflict will be carried out at its expense and with a view only to the interests of Participants.

         (e) For purposes hereof, a majority of the Disinterested Directors will determine whether or not any proposed action adequately remedies any material irreconcilable conflict. In no event, however, will SMFI or any of its affiliates be required to establish a new funding medium for any Contracts. LIFE COMPANY will not be required by the terms hereof to establish a new funding medium for any Contracts if an offer to do so has been declined by vote of a majority of Participants materially adversely affected by the material irreconcilable conflict.

         5.5      Notice to LIFE COMPANY.

         SMFI will promptly make known in writing to LIFE COMPANY, the Board of Directors determination of the existence of a material irreconcilable conflict, a description of the facts that give rise to such conflict and the implications of such conflict.

         5.6      Information Requested by Board of Directors.

         LIFE COMPANY and SMFI (or its investment adviser) will at least annually submit to the Board of Directors of SMFI such reports, materials or data as the Board of Directors may reasonably request so that the Board of Directors may fully carry out the obligations imposed upon it by the provisions hereof or any exemptive order granted by the SEC to permit Mixed and Shared Funding, and said reports, materials and data will be submitted at any reasonable time deemed appropriate by the Board of Directors. All reports received by the Board of Directors of potential or existing conflicts, and all Board of Directors actions with regard to determining the existence of a conflict, notifying Participating Insurance Companies and Participating Plans of a conflict, and determining whether any proposed action adequately remedies a conflict, will be properly recorded in the minutes of the Board of Directors or other appropriate records, and such minutes or other records will be made available to the SEC upon request.

         5.7      Compliance with SEC Rules.

         If, at any time during which SMFI is serving as an investment medium for variable life insurance Contracts, 1940 Act Rules 6e-3(T) or, if applicable, 6e-2 are amended or Rule 6e-3 is adopted to provide exemptive relief with respect to Mixed and Shared Fundings. SMFI agrees that it will comply with the terms and conditions thereof and that the terms of this Section 5 shall be deemed modified if and only to the extent required in order also to comply with the terms and conditions of such exemptive relief that is afforded by any of said rules that are applicable.

         5.8      Other Requirements.

         SMFI will require that each Participating Insurance Company and Participating Plan enter into an agreement with SMFI that contains in substance the same provisions as are set forth in Sections 4. 1 (b), 4. 1 (d), 4.3(a), 4.4(b), 4.5(a), 5, and 10 of this Agreement.

                             Section 6. Termination.

         6.1      Events of Termination.

         Subject to Section 6.4 below, this Agreement will terminate as to a
Fund:

         (a) at the option of any party, with or without cause with respect to the Fund, upon six (6) months advance written notice to the other parties, or, if later, upon receipt of any required exemptive relief from the SEC, unless otherwise agreed to in writing by the parties; or

         (b) at the option of SMFI upon institution of formal proceedings against LIFE COMPANY or its affiliates by the NASD, the SEC, any state insurance regulator or any other regulatory body regarding LIFE COMPANY's obligations under this Agreement or related to the sale of the Contracts, the operation of each Account, or the purchase of Shares, if, in each case, SMFI reasonably determines that such proceedings, or the facts on which such proceedings would be based, have a material likelihood of imposing material adverse consequences on the Fund with respect to which the Agreement is to be terminated; or

         (c) at the option of LIFE COMPANY upon institution of formal proceedings against SMFI, its principal underwriter, or its investment adviser by the NASD, the SEC, or any state insurance regulator or any other regulatory body regarding SMFl's obligations under this Agreement or related to the operation or management of SMFI or the purchase of SMFI Shares, if, in each case, LIFE COMPANY reasonably determines that such proceedings, or the facts on which such proceedings would be based, have a material likelihood of imposing material adverse consequences on LIFE COMPANY, or the Subaccount corresponding to the Fund with respect to which the Agreement is to be terminated; or

         (d) at the option of any party in the event that (i) the Fund's Shares are not registered, where required, and, in all material respects, issued and sold in accordance with any applicable federal or state law, or (ii) such law precludes the use of such Shares as an underlying investment medium of the Contracts issued or to be issued by LIFE COMPANY; or

         (e) upon termination of the corresponding Subaccount's investment in the Fund pursuant to Section 5 hereof; or

         (f) at the option of LIFE COMPANY if the Fund ceases to qualify as a RIC under Subchapter M of the Code or under successor or similar provisions, or if LIFE COMPANY reasonably believes that the Fund may fail to so qualify; or

         (g) at the option of LIFE COMPANY if the Fund fails to comply with
Section 817(h) of the Code or with successor or similar provisions, as applicable, or if LIFE COMPANY reasonably believes that the Fund may fail to so comply; or

         (h) at the option of SMFI if the Contracts issued by LIFE COMPANY cease to qualify as annuity contracts or life insurance contracts under the Code ( other than by reason of the Fund's noncompliance with Section 817(h) or Subchapter M of the Code) or if interests in an Account under the Contracts are not registered, where required, and, in all material respects, are not issued or sold in accordance with any applicable federal or state law; or

         (i) upon thirty (30) days advance written notice upon another Party's material breach of any provision of this Agreement.

         6.2      Notice Requirement for Termination.

         No termination of this Agreement will be effective unless and until the party terminating this Agreement gives prior written notice to the other party to this Agreement of its intent to terminate, and such notice shall set forth the basis for such termination. Furthermore:

         (a) in the event that any termination is based upon the provisions of Sections 6.1(a) or 6.1 (e) hereof, such prior written notice shall be given at least six (6) months in advance of the effective date of termination unless a shorter time is provided for in this Agreement, or agreed to by the Parties hereto;

         (b) in the event that any termination is based upon the provisions of Sections 6.1 (b) or 6.1 (c) hereof, such prior written notice shall be given at least ninety (90) days in advance of the effective date of termination unless a shorter time is agreed to by the Parties hereto; and

         (c) in the event that any termination is based upon the provisions of Sections 6.1(d), 6.l(f), 6.1(g), 6.1(h) or 6.1(i) hereof, such prior written notice shall be given as soon as possible within twenty-four (24) hours after the terminating Party learns of the event giving rise to the right to terminate.

         6.3      Funds To Remain Available.

         Notwithstanding any termination of this Agreement, SMFI will, at the option of LIFE COMPANY, continue to make available additional shares of the Fund pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as "Existing Contracts"). Specifically, without limitation, the owners of the Existing Contracts will be permitted to reallocate investments in the Fund (as in effect on such date), redeem investments in the Fund and/or invest in the Fund upon the making of additional purchase payments under the Existing Contracts. The parties agree that this
Section 6.3 will not apply to any terminations under Section 5 and the effect of such terminations will be governed by Section 5 of this Agreement.

         6.4      Survival of Warranties and Indemnifications.

         All warranties and indemnifications will survive the termination of this Agreement.

         6.5      Continuance of Agreement for Certain Purposes.

         If any Party terminates this Agreement with respect to any Fund pursuant to Sections 6.1(b), 6.l(c), 6.1(d), 6.1(f), 6.1(g), 6.1(h) or 6.1(i)
hereof, this Agreement shall nevertheless continue in effect as to any Shares of that Fund that are outstanding as of the date of such termination (the "Initial Termination Date"). This continuation shall extend to the earlier of the date as of which an Account owns no Shares of the affected Fund or a date (the "Final Termination Date") six (6) months following the Initial Termination Date, except that LIFE COMPANY may, by written notice shorten said six (6) month period in the case of a termination pursuant to Sections 6.1(d), 6.1(f), 6.I(g), 6.1(h) or 6.1(i).

             Section 7. Parties To Cooperate Respecting Termination.

         The Parties hereto agree to cooperate and give reasonable assistance to one another in taking all necessary and appropriate steps for the purpose of ensuring that an Account owns no Shares of a Fund after the Final Termination Date with respect thereto, or, in the case of a termination pursuant to Section 6.1(a), the termination date specified in the notice of termination. Such steps may include combining the affected Account with another Account, substituting other mutual fund shares for those of the affected Fund, or otherwise terminating participation by the Contracts in such Fund.

                             Section 8. Assignment.

         This Agreement may not be assigned by any Party, except with the written consent of each other Party.

                               Section 9. Notices.

         Notices and communications required or permitted by this Agreement will be given by means mutually acceptable to the Parties concerned. Each other notice or communication required or permitted by this Agreement will be given to the following persons at the following addresses and facsimile numbers, or such other persons, addresses or facsimile numbers as the Party receiving such notices or communications may subsequently direct in writing:

                  The Union Central Life Insurance Company
                  1876 Waycross Road
                  Cincinnati, Ohio 45240
                  Facsimile: 513-595-2918
                  Attn: General Counsel

                  Summit Mutual Funds, Inc.
                  Summit Investment Partners, Inc.
                  312 Walnut Street, Suite 2500
                  Cincinnati, Ohio 45202
                  Facsimile: 513-632-1697
                  Attn: General Counsel

                  Ameritas Investment Corp.
                  5900 "O" Street
                  Lincoln, Nebraska 68510
                  Facsimile: 402-467-7956
                  Attn: General Counsel

                         Section 10. Voting Procedures.

Subject to the cost allocation procedures set forth in Section 3 hereof, LIFE COMPANY will distribute all proxy material furnished by SMFI to Policyholders to whom pass-through voting privileges are required to be extended and will solicit voting instructions from Policyholders. LIFE COMPANY will vote Shares in accordance with timely instructions received from Policyholders. LIFE COMPANY will vote Shares that are (a) not attributable to Participants to whom pass-through voting privileges are extended, or (b) attributable to Participants, but for which no timely instructions have been received, in the same proportion as Shares for which said instructions have been received from Policyholders, so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass through voting privileges for Policyholders. Neither LIFE COMPANY nor any of its affiliates will in any way recommend action in connection with or oppose or interfere with the solicitation of proxies for the Shares held for such Policyholders. LIFE COMPANY reserves the right to vote shares held in any Account in its own right, to the extent permitted by law. LIFE COMPANY shall be responsible for assuring that each of its Accounts holding Shares calculates voting privileges in a manner consistent with that of other Participating Insurance Companies or in the manner required by the Mixed and Shared Funding exemptive order obtained by SMFI. SMFI will notify LIFE COMPANY of any changes of interpretations of amendments to Mixed and Shared Funding exemptive order it obtains. SMFI will comply with all provisions of the 1940 Act requiring voting by shareholders, and in particular, SMFI either will provide for annual meetings (except insofar as the SEC may interpret Section 16 of the 1940 Act not to require such meetings) or will comply with Section 16(c) of the 1940 Act (although SMFI is not one of the trusts described in Section 16(c) of that Act) as well as with Sections 16(a) and, if and when applicable, 16(b). Further, SMFI will act in accordance with the SEC's interpretation of the requirements of Section 16(a) with respect to periodic elections of directors and with whatever rules the SEC may promulgate with respect thereto.

                        Section 11. Foreign Tax Credits.

         SMFI agrees to consult in advance with LIFE COMPANY concerning any decision to elect or not to elect pursuant to Section 853 of the Code to pass through the benefit of any foreign tax credits to its shareholders.

                          Section 12. Indemnification.

         12.1     Of SMFI and Summit by LIFE COMPANY and UNDERWRITER.

         (a) Except to the extent provided in Sections 12.1(b) and 12.1(c), below, LIFE COMPANY and UNDERWRITER agree to indemnify and hold harmless SMFI, Summit, their affiliates, and each person, if any, who controls SMFI, Summit, or their affiliates within the meaning of Section 15 of the 1933 Act and each of their respective directors and officers, (collectively, the "Indemnified Parties" for purposes of this Section 12.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of LIFE COMPANY and UNDERWRITER) or actions in respect thereof (including, to the extent reasonable, legal and other expenses), to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or actions:

          (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Account's 1933 Act registration statement, any Account Prospectus, the Contracts, disclosure documents, or sales literature or advertising for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to LIFE COMPANY or UNDERWRITER by or on behalf of SMFI or Summit for use in any Account's 1933 Act, registration statement, any Account Prospectus, the Contracts, disclosure documents, or sales literature or advertising or otherwise for use in connection with the sale of Contracts or Shares (or any amendment or supplement to any of the foregoing); or

          (ii) arise out of or as a result of any other statements or representations ( other than statements or representations contained in SMFI's 1933 Act registration statement, SMFI Prospectus, sales literature or advertising of SMFI, or any amendment or supplement to any of the foregoing, not supplied for use therein by or on behalf of LIFE COMPANY, UNDERWRITER or their respective affiliates and on which such persons have reasonably relied) or the negligent, illegal or fraudulent conduct of

               LIFE COMPANY, UNDERWRITER or their respective affiliates or persons under their control (including, without limitation, their employees and "Associated Persons," as that term is defined in paragraph (m) of Article I of the NASD's By-Laws), in connection with the sale or distribution of the Contracts or Shares; or

          (iii) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in SMFI's 1933 Act registration statement, SMFI Prospectus, sales literature or advertising of SMFI, or any amendment or supplement to any of the foregoing, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon and in conformity with information furnished to SMFI, Summit or their affiliates by or on behalf of LIFE COMPANY, UNDERWRITER or their respective affiliates for use in SMFI's 1933 Act registration statement, SMFI Prospectus, sales literature or advertising of SMFI, or any amendment or supplement to any of the foregoing; or

          (iv) arise as a result of any failure by LIFE COMPANY or UNDERWRITER to perform the obligations, provide the services and furnish the materials required of them under the terms of this Agreement, or any material breach of any representation and/or warranty made by LIFE COMPANY or UNDERWRITER in this Agreement or arise out of or result from any other material breach of this Agreement by LIFE COMPANY or UNDERWRITER; or (v) arise as a result of failure by the Contracts issued by LIFE COMPANY to qualify as annuity contracts or life insurance contracts under the Code, otherwise than by reason of any Fund's failure to comply with Subchapter M or Section 817(h) of the Code.

         (b) Neither LIFE COMPANY nor UNDERWRITER shall be liable under this
Section 12.1 with respect to any losses, claims, damages, liabilities or actions to which an Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance by that Indemnified party of its duties or by reason of that Indemnified Party's reckless disregard of obligations or duties (i) under this Agreement, or (ii) to LIFE COMPANY , UNDERWRITER, each Account or Participants.

         (c) Neither LIFE COMPANY nor UNDERWRITER shall be liable under this
Section 12.1 with respect to any action against an Indemnified Party unless SMFI or Summit shall have notified LIFE COMPANY and UNDERWRITER in writing within a reasonable time after the summons or other first legal process giving information of the nature of the action shall have been served upon such Indemnified Party ( or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify LIFE COMPANY and UNDERWRITER of any such action shall not relieve LIFE COMPANY and UNDERWRITER from any liability which they may have to the Indemnified Party against whom such action is brought otherwise than on account of this Section 12.1. Except as otherwise provided herein, in case any such action is brought against an Indemnified Party, LIFE COMPANY and UNDERWRITER shall be entitled to participate, at their own expense, in the defense of such action and also shall be entitled to assume the defense thereof, with counsel approved by the Indemnified Party named in the action, which approval shall not be unreasonably withheld. After notice from LIFE COMPANY or UNDERWRITER to such Indemnified party of LIFE COMPANY's or UNDERWRITER's election to assume the defense thereof, the Indemnified Party will cooperate fully with LIFE COMPANY and UNDERWRITER and shall bear the fees and expenses of any additional counsel retained by it, and neither LIFE COMPANY nor UNDERWRITER will be liable to such Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such Indemnified Party independently in connection with the defense thereof, other than reasonable costs of investigation.

         12.2     Of LIFE COMPANY and UNDERWRITER by SMFI and Summit.

         (a) Except to the extent provided in Sections 12.2(c), 12.2(d) and 12.2(e), below, SMFI and Summit agree to indemnify and hold harmless LIFE COMPANY, UNDERWRITER, their respective affiliates, and each person, if any, who controls LIFE COMPANY, UNDERWRITER or their respective affiliates within the meaning of Section 15 of the 1933 Act and each of their respective directors and officers, (collectively, the "Indemnified Parties" for purposes of this Section 12.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of SMFI and/or Summit) or actions in respect thereof (including, to the extent reasonable, legal and other expenses), to which the Indemnified Parties may become subject under any statute, regulation, at common law, or otherwise, insofar as such losses, claims, damages, liabilities or actions:

          (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in SMFl's 1933 Act registration statement, SMFI Prospectus or sales literature or advertising of SMFI ( or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to SMFI or its affiliates by or on behalf of LIFE COMPANY, UNDERWRITER or their respective affiliates for use in SMFI's 1933 Act registration statement, SMFI Prospectus, or in sales literature or advertising or otherwise for use in connection with the sale of Contracts or Shares (or any amendment or supplement to any of the foregoing); or

          (ii) arise out of or as a result of any other statements or representations (other than statements or representations contained in any Account's 1933 Act registration statement, any Account Prospectus, disclosure documents, sales literature or advertising for the Contracts, or any amendment or supplement to any of the foregoing, not supplied for use therein by or on behalf of SMFI, Summit or their affiliates and on which such persons have reasonably relied) or the negligent, illegal or fraudulent conduct of SMFI, Summit or their affiliates or persons under their control (including, without limitation, their employees and "Associated Persons" as that term is defined in Section (m) of Article I of the NASD By-Laws), in connection with the sale or distribution of SMFI Shares; or

          (iii) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Account's 1933 Act registration statement, any Account Prospectus, disclosure documents, sales literature or advertising covering the Contracts, or any amendment or supplement to any of the foregoing, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon and in conformity with information furnished to LIFE COMPANY, UNDERWRITER or their respective affiliates by or on behalf of SMFI or Summit for use in any Account's 1933 Act registration statement, any Account Prospectus, sales literature or advertising covering the Contracts, or any amendment or supplement to any of the foregoing; or

          (iv) arise as a result of any failure by SMFI to perform the obligations, provide the services and furnish the materials required of it under the terms of this Agreement, or any material breach of any representation and/or warranty made by SMFI in this Agreement or arise out of or result from any other material breach of this Agreement by SMFI.

         (b) Except to the extent provided in Sections 12.2(c), 12.2(d) and 12.2(e) hereof, SMFI and Summit agree to indemnify and hold harmless the Indemnified Parties from and against any and all losses, claims, damages, liabilities (including amounts paid in settlement thereof with, the written consent of SMFI and/or Summit) or actions in respect thereof (including, to the extent reasonable, legal and other expenses) to which the Indemnified Parties may become subject directly or indirectly under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or actions directly or indirectly result from or arise out of the failure of any Fund to operate as a regulated investment company in compliance with (i) Subchapter M of the Code and regulations thereunder, or (ii) Section 817(h) of the Code and regulations thereunder, including, without limitation, any income taxes and related penalties, rescission charges, liability under state law to Participants asserting liability against LIFE COMPANY pursuant to the Contracts, the costs of any ruling and closing agreement or other settlement with the IRS, and the cost of any substitution by LIFE COMPANY of Shares of another investment company or portfolio for those of any adversely affected Fund as a funding medium for each Account that LIFE COMPANY reasonably deems necessary or appropriate as a result of the noncompliance.

         (c) Neither SMFI nor Summit shall be liable under this Section 12.2 with respect to any losses, claims, damages, liabilities or actions to which an Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance by that Indemnified Party of its duties or by reason of such Indemnified Party's reckless disregard of its obligations and duties (i) under this Agreement, or (ii) to SMFI or Summit.

         (d) Neither SMFI nor Summit shall be liable under this Section 12.2 with respect to any action against an Indemnified Party unless the Indemnified Party shall have notified SMFI and/or Summit in writing within a reasonable time after the summons or other first legal process giving information of the nature of the action shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify SMFI or Summit of any such action shall not relieve SMFI or Summit from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this
Section 12.2. Except as otherwise provided herein, in case any such action is brought against an Indemnified Party, SMFI and/or Summit will be entitled to participate, at its own expense, in the defense of such action and also shall be entitled to assume the defense thereof (which shall include, without limitation, the conduct of any ruling request and closing agreement or other settlement proceeding with the IRS), with counsel approved by the Indemnified Party named in the action, which approval shall not be unreasonably withheld. After notice from SMFI and/or Summit to such Indemnified Party of SMFI's or Summit 's election to assume the defense thereof, the Indemnified Party will cooperate fully with SMFI and Summit and shall bear the fees and expenses of any additional counsel retained by it, and SMFI and Summit will not be liable to such Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such Indemnified Party independently in connection with the defense thereof, other than reasonable costs of investigation.

         (e) In no event shall SMFI or Summit be liable under the indemnification provisions contained in this Agreement to any individual or entity, including, without limitation, LIFE COMPANY, UNDERWRITER or any other Participating Insurance Company or any Participant, with respect to any losses, claims, damages, liabilities or expenses that arise out of or result from (i) a breach of any representation, warranty, and/or covenant made by LIFE COMPANY or UNDERWRITER hereunder or by any Participating Insurance Company under an agreement containing substantially similar representations, warranties and covenants; (ii) the failure by LIFE COMPANY or any Participating Insurance Company to maintain its segregated asset account (which invests in any Fund) as a legally and validly established segregated asset account under applicable state law and as a duly registered unit investment trust under the provisions of the 1940 Act (unless exempt therefrom); or (iii) the failure by LIFE COMPANY or any Participating Insurance Company to maintain its variable annuity or life insurance contracts (with respect to which any Fund serves as an underlying funding vehicle) as annuity contracts or life insurance contracts under applicable provisions of the Code.

         12.3     Effect of Notice.

         Any notice given by the indemnifying Party to an Indemnified Party referred to in Sections 12.1 (c) or 12.2(d) above of participation in or control of any action by the indemnifying Party will in no event be deemed to be an admission by the indemnifying Party of liability, culpability or responsibility, and the indemnifying Party will remain free to contest liability with respect to the claim among the Parties or otherwise.

         12.4     Successors.

         A successor by law of any Party shall be entitled to the benefits of the indemnification contained in this Section 12.

                           Section 13. Applicable Law.

         This Agreement will be construed and the provisions hereof interpreted under and in accordance with Ohio law, without regard for that state's principles of conflict of laws.

                     Section 14. Execution in Counterparts.

         This Agreement may be executed simultaneously in two or more counterparts, each of which taken together will constitute one and the same instrument.

                            Section 15. Severability.

         If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

                         Section 16. Rights Cumulative.

         The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, that the Parties are entitled to under federal and state laws.

                              Section 17. Headings.

         The Table of Contents and headings used in this Agreement are for purposes of reference only and shall not limit or define the meaning of the provisions of this Agreement.

                          Section 18. Confidentiality.

         SMFI acknowledges that the identities of the customers of LIFE COMPANY or any of its affiliates (collectively , the "LIFE COMPANY Protected Parties" for proposes of this Section 18), information maintained regarding those customers, and all computer programs and procedures or other information developed by the LIFE COMPANY Protected Parties or any of their employees or agents in connection with LIFE COMPANY's performance of its duties under this Agreement are the valuable property of the LIFE COMPANY Protected Parties. SMFI agrees that if it comes into possession of any list or compilation of the identities of or other information about the LIFE COMPANY Protected Parties' customers, or any other information or property of the LIFE COMPANY Protected Parties, other than such information as may be independently developed or compiled by SMFI from information supplied to it by the LIFE COMPANY Protected Parties' customers who also maintain accounts directly with SMFI, SMFI will hold such information or property in confidence and refrain from using, disclosing or distributing any of such information or other property except: (a) with LIFE COMPANY's prior written consent; or (b) as required by law or judicial process. LIFE COMPANY acknowledges that the identities of the customers of SMFI or any of its affiliates (collectively, the "SMFI Protected Parties" for purposes of this Section 18), information maintained regarding those customers, and all computer programs and procedures or other information developed by the SMFI Protected Parties or any of their employees or agents in connection with SMFl's performance of its duties under this Agreement are the valuable property of the SMFI Protected Parties. LIFE COMPANY agrees that if it comes into possession of any list or compilation of the identities of or other information about the SMFI Protected Parties' customers or any other information or property of the SMFI Protected Parties, other than such information as may be independently developed or compiled by LIFE COMPANY from information supplied to it by the SMFI Protected Parties' customers who also maintain accounts directly with LIFE COMPANY, LIFE COMPANY will hold such information or property in confidence and refrain from using, disclosing or distributing any of such information or other property except: (a) with SMFl's prior written consent; or (b) as required by law or judicial process. Each party acknowledges that any breach of the agreements in this Section 18 would result in immediate and irreparable harm to the other parties for which there would be no adequate remedy at law and agree that in the event of such a breach, the other parties will be entitled to equitable relief by way of temporary and permanent injunctions, as well as such other relief as any court of competent jurisdiction deems appropriate.

                     Section 19. Trademarks and Fund Names.

         (a) Summit Investment Partners, Inc. ("Summit" or "licensor"), an affiliate of SMFI, owns all right, title and interest in and to the name, trademark and service mark "Summit Pinnacle," "Summit Apex" and such other tradenames, trademarks and service marks as may be provided from time to time by written notice from Summit to LIFE COMPANY (the "Summit licensed marks" or the "licensor's licensed marks") and is authorized to use and to license other persons to use such marks. LIFE COMPANY and its affiliates are hereby granted a non-exclusive license to use the Summit licensed marks in connection with LIFE COMPANY's performance of the services contemplated under this Agreement, subject to the terms and conditions set forth in this Section 19.

         (b) The grant of license to LIFE COMPANY and its affiliates ( the "licensee") shall terminate automatically upon termination of this Agreement. Upon automatic termination, the licensee shall cease to use the licensor's licensed marks, except that LIFE COMPANY shall have the right to continue to service any outstanding Contracts bearing any of the Summit licensed marks. Upon Summit's elective termination of this license, LIFE COMPANY and its affiliates shall immediately cease to issue any new annuity or life insurance contracts bearing any of the Summit licensed marks and shall likewise cease any activity which suggests that it has any right under any of the Summit licensed marks or that it has any association with Summit, except that LIFE COMPANY shall have the right to continue to service outstanding Contracts bearing any of the Summit licensed marks.

         (c) The licensee shall obtain the prior written approval of the licensor for the public release by such licensee of any materials bearing the licensor's licensed marks. The licensor's approvals shall not be unreasonably withheld.

         (d) During the term of this grant of license, a licensor may request that a licensee submit samples of any materials bearing any of the licensor's licensed marks which were previously approved by the licensor but, due to changed circumstances, the licensor may wish to reconsider. If, on reconsideration, or on initial review, respectively, any such samples fail to meet with the written approval of the licensor, then the licensee shall immediately cease distributing such disapproved materials. The licensor's approval shall not be unreasonably withheld, and the licensor, when requesting reconsideration of a prior approval, shall assume the reasonable expenses of withdrawing and replacing such disapproved materials. The licensee shall obtain the prior written approval of the licensor for the use of any new materials developed to replace the disapproved materials, in the manner set forth above.

         (e) The licensee hereunder: (i) acknowledges and stipulates that, to the best of the knowledge of the licensee, the licensor's licensed marks are valid and enforceable trademarks and/or service marks and that such licensee does not own the licensor's licensed marks and claims no rights therein other than as a licensee under this Agreement; (ii) agrees never to contend otherwise in legal proceedings or in other circumstances; and (iii) acknowledges and agrees that the use of the licensor's licensed marks pursuant to this grant of license shall inure to the benefit of the licensor.

         (f) LIFE COMPANY AND UNDERWRITER understand that (i) the S & P MidCap 400(R) Index is a trademark of the McGraw-Hill Companies, Inc., the Nasdaq 100(R) Index is a trademark of The Nasdaq Stock Market, Inc., and the Russell 2000(R) Index is a trademark of the Frank Russell Company; (ii) these trademarks have been licensed for use by SMFI; and (iii) the Funds are not sponsored, endorsed, sold or promoted by any of the licensing organizations, and they make no representation or warranty regarding the Funds, and bear no liability with respect to the Funds. LIFE COMPANY and UNDERWRITER agree to comply with any requirements of the licensing organizations regarding the use of their trademarks in any prospectuses, sales literature or other promotional material.

                        Section 20. Parties to Cooperate.

         Each party to this Agreement will cooperate with each other party and all appropriate governmental authorities (including, without limitation, the SEC, the NASD and state insurance regulators) and will permit each other and such authorities reasonable access to its books and records (including copies thereof) in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

                           Section 21. Force Majeure.

         Each Party is excused from performance and shall not be liable for any delay in performance or non-performance, in whole or in part, caused by the occurrence of any event or contingency beyond the control of the Parties including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, natural disasters, acts of God, acts of war or terrorism, actions or decrees of governmental bodies, and similar occurrences. The Party who has been so affected shall, if physically possible, promptly give written notice to the other Parties and shall use its best efforts to resume performance. Upon receipt of such notice, all obligations under this Agreement shall be immediately suspended for the duration of such event or contingency.

         The Parties have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers signing below.

SUMMIT MUTUAL FUNDS, INC.

By:    /s/ Thomas G. Knipper
    ----------------------------------------
Name:    Thomas G. Knipper
Title:   Vice President, Controller and CCO


SUMMIT INVESTMENT PARTNERS, INC.

By:   /s/ Steven R. Sutermeister
    ----------------------------------------
Name:     Steven R. Sutermeister   JFR
Title:    President


THE UNION CENTRAL LIFE INSURANCE COMPANY, on behalf of itself and its separate accounts

By:   /s/ Angelo de Jesus
    -------------------------------------------------
Name: Angelo de Jesus
Title: Second Vice President


AMERITAS INVESTMENT CORP.

By:   /s/ Cheryl L. Heilman
    ----------------------------------------
Name:    Cheryl L. Heilman
Title:   Vice President

                                   SCHEDULE A

FUNDS AVAILABLE UNDER THE CONTRACTS

         Summit Mutual Funds, Inc. Pinnacle Series:

         Summit Mutual Funds, Inc. Apex Series (available only for exempt Contracts)


REGISTERED SEPARATE ACCOUNTS USING THE FUNDS

        o        Carillon Account
        o        Carillon Life Account

UNREGISTERED SEPARATE ACCOUNTS UTILIZING THE FUNDS

        o        Qualified Retirement Plan or Government Plan Account

CONTRACTS FUNDED BY THE SEPARATE ACCOUNTS

        o        "VA I" Flexible Premium Deferred Variable Annuity
        o        "VA II" Flexible Premium Deferred Variable Annuity
        o        "VA II SA" Flexible Premium Deferred Variable Annuity
        o        "Advantage VA III" Flexible Premium Deferred Variable Annuity
        o        Executive Edge Variable Universal Life Insurance
        o        Excel Choice Variable Universal Life Insurance
        o        Excel Accumulator Variable Universal Life Insurance
        o        Employee Savings Plan
        o        UNIFI Companies Retirement Plans Advantage Series

                                   Schedule B
                               EXPENSE ALLOCATIONS

----------------------------------------------------------------------------------------------------------------
                ITEM                                  FUNCTION                            PARTY
                                                                                       RESPONSIBLE
                                                                                       FOR EXPENSE
----------------------------------------------------------------------------------------------------------------
       FUND PROSPECTUS
----------------------------------------------------------------------------------------------------------------
 Update                                   Typesetting                                      Fund
----------------------------------------------------------------------------------------------------------------
 New Sales:                               Printing                                       Company
                                          Distribution                                   Company
----------------------------------------------------------------------------------------------------------------
 Existing Owners:                         Printing                                         Fund
                                          Distribution                                     Fund
----------------------------------------------------------------------------------------------------------------
     FUND STATEMENTS OF ADDITIONAL                  Same as Prospectus
              INFORMATION
----------------------------------------------------------------------------------------------------------------
            PROXY MATERIALS               Typesetting                                      Fund
              OF THE FUND                 Printing                                         Fund
                                          Distribution                                     Fund
----------------------------------------------------------------------------------------------------------------
   ANNUAL REPORTS AND
 OTHER COMMUNICATIONS
  WITH SHAREHOLDERS OF
      THE FUND
----------------------------------------------------------------------------------------------------------------
 All                                      Typesetting                                      Fund
----------------------------------------------------------------------------------------------------------------
 Marketing (1)                            Printing                                       Company
                                          Distribution                                   Company
----------------------------------------------------------------------------------------------------------------
 Existing Owners:                         Printing                                         Fund
                                          Distribution                                     Fund
----------------------------------------------------------------------------------------------------------------
                   OPERATIONS OF FUND     All operations and related expenses,             Fund
                                          including the cost of registration and
                                          qualification of the Fund's shares,
                                          preparation and filing of the Fund's
                                          prospectus and registration statement,
                                          proxy materials and reports, the
                                          preparation of all statements and notices
                                          required by any federal or state law and
                                          all taxes on the issuance of the Fund's
                                          shares, and all costs of management of the
                                          business affairs of the Fund.
----------------------------------------------------------------------------------------------------------------

(1) Solely as it relates to the contracts listed on Schedule A, as it is attached to the same Agreement as this Schedule B.

                                      B-1